SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Wells Fargo & Company	Wells Fargo Capital XV
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)

Delaware	Delaware
(State of incorporation or organization)	(State of incorporation or organization)

41-0449260	26-6295566
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

420 Montgomery Street San Francisco, California 94163	Wells Fargo Center MAC #N9305-173 Sixth & Marquette Minneapolis, Minnesota 55479
(Address, including zip code, of principal executive offices)	(Address, including zip code, of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-135006 and 333-135006-10

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
9.75% Fixed-to-Floating Rate Normal Preferred Purchase Securities of Wells Fargo Capital XV (and the Guarantee with respect thereto)	NEW YORK STOCK EXCHANGE, INC.

Remarketable 9.25% Junior Subordinated Notes due 2044 of Wells Fargo & Company*	NEW YORK STOCK EXCHANGE, INC.

Securities to be registered pursuant to Section 12(g) of the Act: None.

*	Not for trading, but only in connection with the registration of the Normal Preferred Purchase Securities of Wells Fargo Wells Fargo Capital XV.

Item 1.	Description of Registrants’ Securities to be Registered.

The title of the class of securities to be registered hereunder is “9.75% Fixed-to-Floating Rate Normal Preferred Purchase Securities” (the “Normal Securities”). The Normal Securities will be issued by Wells Fargo Capital XV, a Delaware statutory trust (the “Trust”) and guaranteed by Wells Fargo & Company (the “Company”) as set forth in the form of guarantee (the “Guarantee”) and certain other documents of the Company. The Normal Securities represent beneficial interests in the assets of the Trust, the assets of which initially include an aggregate principal amount of $1,750,100,000 of Remarketable 9.25% Junior Subordinated Notes due 2044 (the “Notes”) and 17,501 Stock Purchase Contracts (the “Stock Purchase Contracts”) stated amount $100,000 per Stock Purchase Contract between the Trust and the Company. Pursuant to each of the Stock Purchase Contracts, the Company intends to sell to the Trust one share of Non-Cumulative Perpetual Preferred Stock, Series B (the “Preferred Stock”), of $100,000 liquidation preference per share. The Trust will purchase the Preferred Stock on the expected stock purchase date of September 26, 2013 or an earlier date and possibly as late as September 26, 2014, and will pledge the Notes and their proceeds to secure its obligation thereto.

For a description of the Normal Securities covered by this Registration Statement, see the prospectus supplement filed by the Registrants pursuant to Rule 424(b) on September 5, 2008 under the Securities Act of 1933, as amended (the “Prospectus Supplement”). The Prospectus Supplement relates to a prospectus (the “Prospectus”) included in Post-Effective Amendment No. 2 filed on May 12, 2008 (the “Post-Effective Amendment”) to a registration statement on Form S-3, Registration Nos. 333-135006 and 333-135006-10, which became effective on June 19, 2006 and May 12, 2008, respectively (the “1933 Registration Statement”). The Prospectus relating to the Normal Securities and Prospectus Supplement are hereby incorporated into this Registration Statement by reference.

Item 2.	Exhibits.

1.	Certificate of Trust of Wells Fargo Capital XV (incorporated by reference to Exhibit 4(b) to the Post-Effective Amendment).

2.	Certificate of Amendment to Certificate of Trust of Wells Fargo Capital XV dated September 5, 2008 (incorporated by reference to Exhibit 4.10 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2008 (the “8-K”)).

3.	Declaration of Trust and Trust Agreement of Wells Fargo Capital XV dated March 14, 2008 (incorporated by reference to Exhibit 4(c) to the Post-Effective Amendment).

4.	Amended and Restated Trust Agreement dated as of September 10, 2008 among Wells Fargo & Company, The Bank of New York Mellon Trust Company, National Association, BNY Mellon Trust of Delaware, the Administrative Trustees named therein, and the Holders named therein (incorporated by reference to Exhibit 4.3 to the 8-K).

5.	Forms of Normal, Stripped and Capital Preferred Purchase Securities (incorporated by reference to Exhibit 4.4 to the 8-K, which is included as part of Exhibit 4.3 to the 8-K).

6.	Sixth Supplemental Indenture dated as of September 10, 2008 to Indenture dated as of August 1, 2005 between Wells Fargo & Company and The Bank of New York Mellon Trust Company, National Association (as successor in interest to J.P. Morgan Trust Company, National Association) (incorporated by reference to Exhibit 4.1 to the 8-K).

7.	Form of Remarketable 9.25% Junior Subordinated Notes due 2044 (incorporated by reference to Exhibit 4.2 to the 8-K, which is included as part of Exhibit 4.1 to the 8-K).

8.	Guarantee Agreement dated as of September 10, 2008, between the Company and The Bank of New York Mellon Trust Company, National Association (incorporated by reference to Exhibit 4.5 to the 8-K).

9.	Replacement Capital Covenant dated as of September 10, 2008 executed by the Company (incorporated by reference to Exhibit 99.1 to the 8-K).

10.	Stock Purchase Contract Agreement between the Company and the Trust, acting through The Bank of New York Mellon Trust Company, National Association, as Property Trustee, dated as of September 10, 2008 (incorporated by reference to Exhibit 4.6 to the 8-K).

11.	Collateral Agreement among the Company, Wilmington Trust Company and the Trust, acting through The Bank of New York Mellon Trust Company, National Association, dated as of September 10, 2008 (incorporated by reference to Exhibit 4.7 to the 8-K).

12.	Certificate of Designations with respect to the Company’s Non-Cumulative Perpetual Preferred Stock, Series B, dated September 10, 2008 (incorporated by reference to Exhibit 4.8 to the 8-K).

13.	Form of certificate representing the Company’s Non-Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 4.9 to the 8-K).

14.	1933 Registration Statement, including the Post-Effective Amendment, and Prospectus Supplement.

15.	8-K.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WELLS FARGO & COMPANY

Dated: September 10, 2008	By	/s/ Barbara S. Brett
Barbara S. Brett
Senior Vice President and Assistant Treasurer

WELLS FARGO CAPITAL XV

	By:	Wells Fargo & Company, as Depositor

	By:	/s/ Barbara S. Brett
Barbara S. Brett
Senior Vice President and Assistant Treasurer